Exhibit 4.40

This Agreement, dated May 12, 2011, by and between Dais Analytic Corporation (hereinafter referred to as “Company”), a New York corporation, having its principal place of business at 11552 Prosperous Drive, Odessa, FL 33556 and RBC Capital Markets Corporation- Custodian for Leonard Samuels IRA, a Minnesota corporation, with an address of 510 Marquette Avenue, M09-Alternative Investments, Minneapolis, MN 55402 (hereinafter referred to as “RBC”). Company and RBC are also both hereinafter referred to individually as “Party” and together as the “Parties”.

WITNESSETH:

WHEREAS, on February 19, 2010 Company issued RBC a promissory note in the principal amount of Six Hundred and Twenty Thousand Dollars ($620,000), as amended (“Note”); and

WHEREAS, RBC desires to apply all proceeds due and payable under the Note to the purchase of Two Million Six Hundred Sixty Seven Thousand Five Hundred and Three (2,667,503) shares of Company’s $.01 Par value common stock (“Common Stock”) subject to the terms and conditions contained herein; and

WHEREAS, on or about December 20, 2007 and December 31, 2007, the Company issued to RBC warrants (the “2007 Warrants”) to purchase up to 1,500,000 and 1,250,000 shares; respectively, of the Common Stock, par value $0.01 per share, of the Company (the “Common Stock”);

WHEREAS, on or about October 15, 2009, the Company issued to RBC a warrant (the “2009 Warrant”) to purchase up to 275,000 shares of Common Stock; and

WHEREAS, the Company and RBC have agreed, subject to the terms and conditions set forth herein, to amend the terms of the 2007 Warrants and the 2009 Warrant; and

WHEREAS, the Company and RBC have further agreed that, in accordance with the terms set forth herein, and in consideration of purchasing the above shares, the Company will issue to RBC a warrant (“Warrant”) to purchase up to 962,500 shares of Common Stock.

NOW THEREFORE, in consideration of the mutual premises, representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

1.	RBC hereby subscribes for and purchases from Company and Company hereby sells to RBC, subject to the terms of this Agreement, Two Million Six Hundred Sixty Seven Thousand Five Hundred and Three (2,667,503) shares of Company’s Common Stock at a purchase price of Twenty Six Cents ($.26) per share resulting in the aggregate purchase price of Six Hundred Ninety Three Thousand Five Hundred and Fifty Dollars and Seventy Eight Cents ($693,550.78) (“Purchase Price”). As a condition precedent to the aforementioned purchase, the Parties shall execute a subscription agreement, the terms and conditions of which shall be reasonably acceptable to Company and shall govern the sale. Within Five (5) business days of all legal requirements for the issuance of said stock having been met, the Company shall deliver to RBC a certificate representing Two Million Six Hundred Sixty Seven Thousand Five Hundred and Three (2,667,503) shares of Common Stock.

2.	All principal and interest due and payable to RBC under the Note shall be applied to the Purchase Price whereupon the Note shall be paid in full. Upon issuance of the shares, RBC shall promptly mark the original Note paid in full and return it to Company.

3.	Coincident with the abovementioned stock purchase, Company shall issue to RBC a warrant containing substantially the same terms and conditions as that of the 2009 Warrant, as amended in accordance with this Agreement. This warrant shall be exercisable for up to Nine Hundred Sixty Two Thousand Five Hundred (962,500) shares of Common Stock at an exercise price of $.45 per share (subject to adjustment pursuant to the terms of the warrant, have a cashless exercise provision and a term of five years commencing on date of issuance.

RBC/ Dais	May 12, 2011

4.	In addition, Company and RBC shall (i) amend the 2007 Warrant on the terms set forth in the Amendment to the 2007 Warrant (the “2007 Warrant Amendment”) attached hereto as Exhibit A, and (ii) amend the 2009 Warrant on the terms set forth in the Amendment to 2009 Warrant (the “2009 Warrant Amendment” and, together with the 2007 Warrant Amendment, the “Warrant Amendments”) attached hereto as Exhibit B.

5.	No change, modification of or alteration to this Agreement of any nature shall be effective unless first made in writing and signed by each Party.

6.	If any covenant or other provision of this Agreement is invalid, illegal, or incapable of being enforced by reason of any rule of law or public policy, then such covenant or other provision will be modified, if possible, to the extent necessary to make it legal and enforceable or, if necessary, severed from the agreement and in the latter event the Agreement will be construed as if such invalid, illegal, or unenforceable covenant or provision had never been contained in this Agreement and all other provisions shall remain in full force and effect.

7.	This Agreement contains the entire agreement of the Parties and supersedes all previous proposals, both oral and written, negotiations, representations, commitments, writings and all other communications by the Parties. It may be changed only by an agreement in writing signed both Parties. The language in all parts of this Agreement shall in all cases be construed simply, as a whole and not strictly for or against any Party.

8.	A waiver by a Party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by the other Party.

9.	This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New York, not including, however, any conflict of laws rule of such State which may direct the application of the laws of any other jurisdiction. Each Party agrees to submit to the jurisdiction of the courts of the State of New York. Any award hereunder shall be final and binding upon the Parties and may, if necessary, be enforced by any court or other competent authority.

10.	The undersigned acknowledges and agrees that the Company shall not be responsible for any “short- swing profit” liability pursuant to Section 16(b) of the Exchange Act of 1934 as a result of this Agreement. Further, the undersigned acknowledges that the Company or its counsel has not advised the undersigned with respect to any “short swing profit liability” under Section 16(b) of the Exchange Act of 1934, if any.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and the year first hereinabove written.

Dais Analytic Corporation

By:	/s/ Timothy N. Tangredi

Printed Name:	Timothy Tangredi

Title:	President

RBC Capital Markets Corporation- Custodian for Leonard Samuels IRA

By:	/s/ Rozanne S. Fread

Printed Name:	Rozanne S. Fread
Title:	Vice President

Leonard Samuels

By:	Leonard Samules
Printed Name:	Leonard Samuels

RBC/ Dais	May 12, 2011

EXHIBIT A

AMENDMENT TO 2007 WARRANTS

This AMENDMENT TO 2007 WARRANTS is dated as of May 12, 2011, by and between Dais Analytic Corporation, a New York corporation (the “Company”), and RBC Capital Markets - Custodian for Leonard Samuels IRA (“RBC”).

WHEREAS, the Company issued to RBC Stock Purchase Warrants, dated as of December 20, 2007 and December 31,2007 (the “2007 Warrants”), on or about December 20, 2007 and December 31, 2007; and

WHEREAS, the parties desire to amend the 2007 Warrants as is set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Amendment to Exercise Provisions. The 2007s Warrant shall be deemed amended to add the following as Section 13:

14. Cashless Exercise. Notwithstanding any provisions herein to the contrary if (i) the Per Share Market Value (as defined below) of one share of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below) and (ii) a registration statement under the Securities Act providing for the resale of the Warrant Shares is not then in effect, in lieu of exercising this Warrant by payment of cash, the Holder may exercise this Warrant by a cashless exercise and shall receive the number of shares of Common Stock equal to an amount (as determined below) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Exercise Agreement in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

	[		]
X = Y -		(A)(Y)
B

Where X =	the number of shares of Common Stock to be issued to the Holder.

Y =	the number of shares of Common Stock purchasable upon exercise of all of the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised.

A =	the Exercise Price.

B =	the Per Share Market Value of one share of Common Stock.

For purposes hereof, “Per Share Market Value” means on any particular date (a) the last closing bid price per share of the Common Stock on such date on the OTC Bulletin Board or another registered national stock exchange on which the Common Stock is then listed, or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on the OTC Bulletin Board or any registered national stock exchange, the last closing bid price for a share of Common Stock in the over-the-counter market, as reported by the OTC Bulletin Board or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the OTC Bulletin Board or the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the “Pink Sheet” quotes for the applicable trading days preceding such date of determination, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company.

RBC/ Dais	May 12, 2011

2. Continuing Effect. Except as otherwise set forth herein, the 2007 Warrants remain unamended and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to 2007 Warrant as of the 12th day of May, 2011.

DAIS ANALYTIC CORPORATION

By:
Name:	Timothy Tangredi
Title:

RBC CAPITAL MARKETS- CUSTODIAN FOR LEONARD SAMUELS IRA

By:
Name:
Title:

RBC/ Dais	May 12, 2011

EXHIBIT B

AMENDMENT TO 2009 WARRANT

This AMENDMENT TO 2009 WARRANT is dated as of May 12, 2011, by and between Dais Analytic Corporation, a New York corporation (the “Company”), and RBC Capital Markets- Custodian for Leonard Samuels IRA (“RBC”).

WHEREAS, the Company issued to RBC the Stock Purchase Warrant, dated as of October 15,2009 (the “2009 Warrant”), on or about October 15, 2009; and

WHEREAS, the parties desire to amend the 2009 Warrant as is set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Amendment to Exercise Provisions. The 2009 Warrant shall be deemed amended to add the following as Section 14:

14. Cashless Exercise. Notwithstanding any provisions herein to the contrary if (i) the Per Share Market Value (as defined below) of one share of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below) and (ii) a registration statement under the Securities Act providing for the resale of the Warrant Shares is not then in effect, in lieu of exercising this Warrant by payment of cash, the Holder may exercise this Warrant by a cashless exercise and shall receive the number of shares of Common Stock equal to an amount (as determined below) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Exercise Agreement in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

	[		]
X = Y -		(A) (Y)
B

Where X =	the number of shares of Common Stock to be issued to the Holder.

Y =	the number of shares of Common Stock purchasable upon exercise of all of the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised.

A =	the Exercise Price.

B =	the Per Share Market Value of one share of Common Stock.

For purposes hereof, “Per Share Market Value” means on any particular date (a) the last closing bid price per share of the Common Stock on such date on the OTC Bulletin Board or another registered national stock exchange on which the Common Stock is then listed, or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on the OTC Bulletin Board or any registered national stock exchange, the last closing bid price for a share of Common Stock in the over-the-counter market, as reported by the OTC Bulletin Board or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the OTC Bulletin Board or the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the “Pink Sheet” quotes for the applicable trading days preceding such date of determination, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company.

RBC/ Dais	May 12, 2011

2. Continuing Effect. Except as otherwise set forth herein, the 2009 Warrant remains unamended and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to 2009 Warrant as of the 12th day of May, 2011.

DAIS ANALYTIC CORPORATION

By:
Name:	Timothy Tangredi
Title:

RBC CAPITAL MARKETS – CUSTODIAN FOR LEONARD SAMUELS IRA

By:
Name:
Title:

RBC/ Dais	May 12, 2011